Shareholder Meeting

On August 15, 2002, a special shareholder meeting was held at which all of the nominated Trustees were elected and all proposals were approved by shareholders as described in the Fund's proxy statement for that meeting. The following is a report of the votes cast:

PROPOSAL NO.1
The eleven persons named below to serve as Trustee of the Fund until their successors are elected and shall qualify:
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NOMINEE                         FOR                WITHHELD        TOTAL
Leon Levy                       24,413,378.675     936,683.305     25,350,061.980
Donald W. Spiro                 24,439,688.971     910,373.009     25,350,061.980
John V. Murphy                  24,484,936.409     865,125.571     25,350,061.980
Robert G. Galli                 24,480,783.459     869,278.521     25,350,061.980
Phillip A. Griffiths            24,490,256.203     859,805.777     25,350,061.980
Benjamin Lipstein               24,414,400.810     935,661.170     25,350,061.980
Elizabeth B. Moynihan           24,452,845.941     897,216.039     25,350,061.980
Kenneth A. Randall              24,470,066.870     879,995.110     25,350,061.980
Edward V. Regan                 24,473,833.896     876,228.084     25,350,061.980
Russell S. Reynolds, Jr.        24,464,071.400     885,990.580     25,350,061.980
Clayton K. Yeutter              24,434,321.099     915,740.881     25,350,061.980
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                                                BROKER
FOR             AGAINST         ABSTAIN         NON-VOTES       TOTAL
PROPOSAL NO. 2
2(A). Eliminate the Fund's fundamental investment policy with respect to purchasing securities on margin:
17,703,167.206  2,880,601.593   1,729,938.181   3,036,355.000   25,350,061.980
2(B). Amend the Fund's fundamental investment policy with respect to making short sales:
17,804,765.556  2,669,129.722   1,839,811.702   3,036,355.000   25,350,061.980
2(C). Amend the Fund's fundamental investment policy with respect to purchasing securities of issuers in which officers or trustees have interest:
17,461,512.342  3,064,717.012   1,787,477.626   3,036,355.000   25,350,061.980
2(D). Amend the Fund's fundamental investment policy with respect to investing in other investment companies:
18,648,639.189  1,699,926.530   1,965,141.261   3,036,355.000   25,350,061.980
2(E). Amend the Fund's fundamental investment policy with respect to borrowing:
17,594,378.420  2,753,117.668   1,966,210.892   3,036,355.000   25,350,061.980
2(F). Amend the Fund's fundamental investment policy with respect to pledging, mortgaging or hypothecating assets:
17,729,119.981  2,539,915.109   2,044,671.890   3,036,355.000   25,350,061.980
2(G). Amend the Fund's fundamental investment policy with respect to lending:
18,325,383.217  2,035,390.430   1,952,933.333   3,036,355.000   25,350,061.980
2(H). Amend the Fund's fundamental investment policy with respect to investing in real estate:
19,250,436.871  1,361,194.102   1,702,072.007   3,036,359.000   25,350,061.980
2(I). Amend the Fund's fundamental investment policy with respect to industry concentration:
18,515,774.967  1,658,671.270   2,139,260.743   3,036,355.000   25,350,061.980
PROPOSAL NO. 3
Approval of authorizing the Fund's Trustees to adopt an Amended and Restated Declaration of Trust:
3(A). Future amendments of the Declaration of Trust:
18,603,595.680  1,415,075.395   2,295,035.905   3,036,355.000   25,350,061.980
3(B). Reorganization of the Trust or its series or class:
18,457,350.267  1,514,979.552   2,341,377.161   3,036,355.000   25,350,061.980
3(C). Involuntary redemptions:
17,974,130.366  1,892,871.568   2,446,705.046   3,036,355.000   25,350,061.980
3(D). Other changes under the new Declaration of Trust:
18,257,526.391  1,549,787.996   2,506,392.593   3,036,355.000   25,350,061.980
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